SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.   20549
                     --------------------

                           FORM 8-K

                        CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



Date of earliest event reported:  December 3, 1996


                SOUTH JERSEY INDUSTRIES, INC.
------------------------------------------------------------
      (Exact name of registrant as specified in charter)



    New Jersey             1-6364             22-1901645
------------------     ---------------    -------------------
 (State or other         (Commission        (IRS Employer
   Jurisdiction          File Number)     Identification No.)
 of Incorporation



 Number One South Jersey Plaza, Route 54, Folsom, NJ   08037
------------------------------------------------------------
           (Address of principal executive offices)



                        (609) 561-9000
     ----------------------------------------------------
     (Registrant's telephone number, including area code)







                         Page 1 of 3


          No Exhibits are required with this Report and there is no Exhibit Index

Item 2.  Acquisition or Disposition of Assets


     On December 3, 1996, Energy & Minerals, Inc., a subsidiary of South Jersey Industries, Inc. (SJI), sold the common stock of The Morie Company, Inc. (Morie), its sand mining and processing subsidiary, to Unimin Corporation in a cash transaction for approximately $55.3 million. The sale price is subject to customary post-closing adjustments to be determined after the date of sale. The book values of assets sold, based on Morie's balance sheet at September 30, 1996, were as follows (in thousands):


     Net Current Assets           $11,535.7
     Property & Equipment, net     16,302.6
     Other                              4.7
                                  ---------
                                  $27,843.0
                                  =========


     Part of the proceeds was used to redeem subsidiary debt, including $9.0 million of 9.66% Senior Notes and a 7% bank note of $1.984 million. The remaining proceeds will be used for corporate purposes, including investments, reduction of short-term debt and payment of taxes. SJI's financial statements have included Morie as discontinued operations since June 30, 1996. Income from discontinued operations for the nine months ended September 30, 1996 amounted to approximately $2.1 million. SJI's consolidated net income for the same period amounted to $12.1 million. SJI's consolidated total assets at September 30, 1996 and December 31, 1995 amounted to $595.7 million and $604.3 million, respectively.

                          SIGNATURE



     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 12, 1996



                              SOUTH JERSEY INDUSTRIES INC.




                              By /s/ George L. Baulig
                                 ---------------------------
                                 George L. Baulig
                                 Treasurer and Secretary





                             -3-